Exhibit 3.7

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST THE COMPANIES LAW (2012 REVIS I ON) OF THE CAYMAN ISLANDS COMPANY LIMITED BY SHARES ..MEMORANDUM AND ARTICLES OF ASSOCIAT I ON OF ALPHA ARCHER COMPANY

EXEMPTED *Company Registered and filed as No. 00278569 On 14-Jun-2013*

Assistant Registrar

THE COMPANIES LAW (2012 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
OF
ALPHA ARCHER COMPANY

1 The name of the Company is Alpha Archer Company.

2 The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3 The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4 The liability of each Member is limited to the amount unpaid on such Member's shares.

5 The share capital of the Company is US$50,000 divided into 50,000 shares of a par value of US$1.00 each.

6 The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7 Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST WE, the subscriber to this Memorandum of Association, wish to form a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name. Dated this 14th day of June 2013. Signature and Address of Subscriber Maples Corporate Services Limited! of PO Box 309, Ugland House Grand Cayman KY1 -1104 Cayman lsland!s acting by: Ja J!f¾ Rosemarie ! Lambert Witness to tlhe above signatures DKW/9999'99--127195171 v1 Number of Shares Taken One 2

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST CAYMAN ISLA DS GOV£RNMENT S T AMP DUT Y 1 I nterpretation 0 8 : (HR(£ TOWN POSTAGE PAID 050 . 00 = 0 3 0 D 03 14.06.13 8 .. 8 1 , 1 2 CAYMAN ISI.AHDS P82091032 - THE COMPANIES LAW (2012 REVISION) OF THE CAYMAN ISLANDS COMPANY LIMITED BY SHARES ARTICLES OF ASSOCIATION OF ALPHA ARCHER COMPANY 1 . 1 In the Art i cles T able A i n the First Schedu l e to the Statute does not apply and , unless there i s something in the subject or context inconsistent therew i th : "Articles " ;;Auditor" "Company " ' 1 D rectors " "Di v idend" "Electronic R , ecord " means these articles of association of the Compa11y . means the person fo r the time being perform i ng the dut i es o f auditor of the Company (irf any) . means the above named company . means the directors for the t i me being of the Company . means any dividend (whether interim or fina l ) resolved to be paid on Shares pursuant to the Artic l es . has the same mean in g as in the E le ctronic Transactions L aw . "E le ctronic Transactions means the Electronic Transactions Law (2003 Revis i on) of the Law" Cayman l s . lands . "Member" has the same mean i ng as i n the Statute . "Memorandum " means t he memorandum of association of the Company . "Ord i nary Resolution " means a r esolutio n passed by a simple majority of t h e Members as, being entitled to do so, vote in person o r, where proxies are all ow e d , by proxy at a general meet i ng , and i ncludes a unanimo u s written resolution . In computing t he majo r ity when a pol l i s demanded regard shal l be had to the number of votes to wh i ch each Member is entitle d by th e Articles .

EXEMPTED *Company Registered and filed as No. 00278569 On 14-Jun-2013*

Assistant Registrar

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"Share"	means a share in the Company and includes a fraction of a share in the Company.
"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.
"Statute"	means the Companies Law (2012 Revision) of the Cayman Islands.
"Subscriber"	means the subscriber to the Memorandum.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2 In the Articles:

(a) words importing the singular number include the plural number and vice versa;

(b) words importing the masculine gender include the feminine gender;

(c) words importing persons include corporations as well as any other legal or natural person;

(d) "written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e) "shall" shall be construed as imperative and "may" shall be construed as permissive;

(f) references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g) any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h) the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in

DKW/999999-/27195171v1

2

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013

Assistant Registrar

others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i) headings are inserted for reference only and shall be ignored in construing the Articles;

(j) any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k) any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l) sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m) the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n) the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2 Commencement of Business

2.1 The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2 The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3 Issue of Shares

3.1 Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a) issue one Share to itself;

(b) transfer that Share by an instrument of transfer to any person; and

DKW/999999-/27195171v1 3

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST (c) update the Register of Members in respect of the issue and transfer of that Share . 3.2 The Company shall not issue Shares to beare r. 4 Register of Members 4.1 The Company shaH maintain or cause to be maintained the Register of Members in accordance with the Statute . 4.2 The D1rectors may determine tiiat tlie Company shal l maintain one or more branch registers of Members 1n accordance with the Statute . The Directors may also determ i ne which register of Members shall constitute the principal register and which shall constitute the branch register or registers , and to vary such determination from time to t i me . 5 C losing Register of Members or Fixing Record Date 5 . 1 For the purpose of determining Members entitled to notice of , or to vote at any meeting of Members or any adjournment thereof, or Members entit l ed to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose , the D i rectors may provide that the Register of Members sha l l be closed for transfe 1 rs for a stated period whiclh shalll not in any case exceed forty days . 5 . 2 In lieu of, or apart from . closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution , or in order to make a determination of Members for any other purpose. 5.3 If the Register of Members is not so closed and no record date is fixed for the determ i nation of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a D i vidend or other distribution, the date on wh i ch notl i ce of the meet i ng i 1 s sent or the date on which the reso l ution of the Directors resolving 1 to pay such Dividend or other distribution Is passed , as the case may be , shall be the record da e for such determination of Members . When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article , such determination sha l l apply to any adjournment thereof . 6 Certificates for Shares 6 . 1 A Member shall only be entit l ed to a share certificate if the Directors resolve that share certificates shal l ! be issued . Shar-e certificates representing Shares, If any, shal l be in such form as the Directors may determine . Share certificates shall be signed by one or more Directors or other person authorised by the Directors . The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. A l l ! certificates for Shares shalil be consecutively numbered or otherwise identifie and shall specify the Shares to wh i ch they re l ate . All certificates surrendered to the Company for transfer sha l l be cancel l ed and subject to DKWf999-999.f27195 17 1 V 1 4

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST the Articles no new certificate sha. 11 be i 1 ssued u11til the former certificate representing a like number of relevant Slnares shall have been surrendered and cancelled. · 6.2. The Company sha'II not be bound to issue mor· e than one certificate for Shares held jointly by more thian one person and delivery of a certificate to one joint ho.d• er shall be a sufficient delivery to all of them. 6.3 If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and! indemnity and on the payment of such expenses reasonably incurred by the Company iin irwestig• ating evidence, as bhe Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate. 6.4 Every share certificate sent in accordance with the Arliicles wm be sent at the risk of the Member or other pell'Son entitled to the oerUficate. The Company wlll not be responsible for any stiare certificate l lost or delayed in the course of delivery. 7 Ti ra nsfer of Shares 7 .1 Subject to Article 3 .1, Shares a re transferable subject to th, e c-0nsent of the Directors who may, in their absolute discretion, decline to reg. ister any transfer of Shares without giving any reason. I f the Directors refuse to register a transfer they slhall notify the transferee within two months of s 1 uch ref us al. 7.2 The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transf· ero (and if the Directors so require, signed by or on behalf of the transfer, ee),. The transferor shall be deemed to remain the, hol: der of a Share until the name of the transferee is entered in the !Register of Members. 8 Redemption, Repurchase and Surrender of Sha.res 8.1 Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liablJe to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Reso: lution, determine before the issue of the Shares. 8.2 Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeema. ble Shares) in such manner and on such other ten-ns as the Directors may agree with the relevant Member. , 8.3 The Company may make a payment in respect of the redemption or purchase of Its own Shares in any manner permitted by the Statute, including1 out of capital. 8.4 The Directors may accept the surrender for no consideraUon of . any fully paid Share. DKW/999999"1271951 71 v1 5

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 9 Treasury Shares 9 . 1 The Di :r ectors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share . 9.2 The D i rectors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration) . 10 Vari.atioo of Rights of Shares 10 . 1 If at any time the · share capital of the Company is dlivided into different classes of Sha r es, all o r any of ~he rights attached to any class {unless otheiwise provided by the terms of issue of the Shares of that class} may , whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is cons i dered by the Directors not to have a material adverse effect upon such rights ; otherwise , any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the Issued Shares of that class , or with the sanction of a . resolution passed by a majority of not less than two thirds of the votes cast at a separate meet i ng of the holders of the Shares of tllat class . For the avoida111ce of doubt , the Directors reserve the right , notwithstanding that any such variati-on may not have a material adve se effect, to obtain consent from the hol:ders of Shares of the relevant cl , ass . To any such meeting a l l the provis i ons of the Articles relating to gene r al meetings shall ! apply mutatrs mutandis, except that the necessary quorum shal l be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll. ' 10 . 2 For the purposes of a sepa r ate class meet i ng , the Directors may treat two or more or all the c l asses of Shares as form i ng one class of Shares i f the Directors consider that such class of Shares would be affected i n the same way by the proposals under consideration, but i n any other case shall treat them as separate classes of Shares . 10.3 The · rights conferred upon the holders of the Shares of any class issuecl with prefe r red or ot h er nights shall not, unless otherwise expressly prov i ded by the terms of issue of the Shares of that class , be deemed to be varied by the creat i on o r i ssue of further Shares ranking pan passu therewith . 11 Commission on Sale of Shares The Company may , in so far as the Statute permits , pay a commission to any person in consideration of his subscribing o r agreeing to subscribe (whether absolute l y or cond i tionally) or procuring or agreeing to procure subscriptions (wh , ethe r absolutely or cond i tionally) for any Shares . Such commissions may be satisfied by the payment of cash and/or the issue of ful l y or partly paid - up Shares . The Company may a l so on any issue of Shares pay such brokerage as may be lawful. DKW/999999-/27195 1 7 1 v 1 6

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 12 Non Recognition of Trnsts The Company sha ll not be bound by or compel l ed to recogn i se in any way (even when not ifi ed ) any equitable, contingent, future or partia l interest in any Share, or (except only as is otherwise prov i ded by the Art i cles or the Statute} any other r i ghts in respect of any Share other t han an abso l ; ute right to the entirety thereof in the ho l der. 13 Lien on S hares 13 . 1 The Company shalli have a first and paramount li en on al l Shares (whether fully paid - up or not) registered in the name of a Member (whether solely or j ointly w i th ot he rs} for all debts, liab ili ties or engagements to or with the Company (whethe r presently payable or not) by such Member or his estate , either alone or jointly with any other person , whether a Member or not , but the Directors may at any time declare any Share to be wholly or i n part exempt from the prov i sions of this Article . The registration of a transfer of any such Share shall operate as a walver of the Company ' s lien thereon . The Company's l ien on a Share shall a l so ex t e nd to any amount payable i n respec of that Share . 13 . 2 The Company may sell , in such manne r as the D i rectors think fit , any Shares on wh i ch the Company has a lien , if a sum in respect of wh i ch the li en ex i sts is presently payable , and i s not pa.id with i n fourteen clear days after notice ha s been received or deemed to have been received by the ho1der of the Shares, or to the person ent i tled to I t in conseq u ence of the dea h o r bankruptcy of the holder, demanding payment and stating that if the notice is not complied w i th the Shares may be so ld . 13 . 3 To give effect to any such sale the Directors may authon i se any person to execute an instrument of transfer of the Sha r es so l d to, or i n accordance w i th the directions of, the purchaser . T he purchaser or h i s nominee sha l l be registered as the ho l der o f the Shares compr i sed in any such transfer , and he shall not be bound to see to t he application of the purchase money , nor sha ll h i s title to the Shares be affected by any irregularity or inva lidity i n the sale or the exercise of the Company's powe r of sa l e under the Artic le s. 13 . 4 The net proceeds of such sale after payment of costs , shal l be applied in payment of such part of the amount i n respect of w h ich the l i en exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entit l ed to the Shares at the date of the sale . 14 CaU on Shares 14 . 1 Subject to the terms of the allotment and issue of any Shares, ~he D ir ectors may make calls upon the Members in respect of any monies unpaid on the i r Shares (whether in respect of par value or pr emium) , and • each Member shal l (subject to receiving at least fourteen c le ar days ' not i ce specifying the t ime or times of payment) pay to the Company at the time or times so specified the amount called on the Shares . A call may be revoked or postponed ! , in whole or i n part , as the Directors may determine . A call may be requ i red to be paid by instalments . A person upon whom a call i s made shall r emain liable for ca ll s made upon h i m notwithstanding the subsequent transfer of t he Shares in respect of which the call was made . DKW/999999 - /27 1 95171 v1 7

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 14.2 A call shall be deemed to have boon made at the time when the resolution of the Directors authorising such call was passed. 14.3 The joint holders of a Share shall: be jointly and severally liable to pay all calls in respect thereof. 14.4 If a call remains unpaid after it has become due and payable, the person from w11om it is due shall pay interest on the amount unpaid from the day it became due and payable until it is patd at such rate as the Directors may determine (and in add'ition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of 'the interest or expenses wholly or in part 14.5 An amount payable in respect of a Share on issLJe or allotment mat any fixed date, whether on account of the par value of the Share or premi LJ m or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if ~hat amount had become due and payable by virtue of a call. 14.6 The Directo-rs may issue Shares with differerit terms as to the amount and times of payment of calls, or the interest to be paid. 14.7 The Directors may, if they think fit, receive an amount from any Member Will'ing to advance all or any part of the monies uncalled and1 unpaid' upon any Shares hel'd by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agr, eed upon between the Directors and the Member paying such amount in advance. 14.8 No such amoLJnt paid 1n advance of callls shall entitle ~he Member paying such amount to any portion of a Dividend or other distribution payable iirn respect of any period prior to the date upon which such amount would, but for such payment, become payable. 15 Fo, rf eiture of Shares 15.1 'If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notioe requiring payment of the amount unpaid together with any Interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notlce shall specify where payment is to be made and shalil state that if the notice is not complied with the Shares in respect of which the call was, made wm be liable to be forfeited. 15 . .2 If ~ he notice is not complied with, any Share · in respect of which it was given may, before the payment required by the notice has been made, be forfelted by a resolution of the Directors. Such forfeiture shaU include air Dividends, other distributions or other monies payable 1 in respect of the forfeited Share and not paid before the forfeiture. 15.3 A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors thinl k frt and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its DKW/999999-/2719-5171 v1 8

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013

Assistant Registrar

disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4 A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5 A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6 The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16 Transmission of Shares

16.1 If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2 Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3 A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such

DKW/999999-/27195171v1 9

Uploaded: 14-Jun-2013 11:24 EST

GENERAL REGISTRY CAYMAN ISLANDS
EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013
Assistant Registrar

person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17 Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1 The Company may by Ordinary Resolution:

(a) increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b) consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c) convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d) by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e) cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2 All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3 Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a) change its name;

(b) alter or add to the Articles;

(c) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d) reduce its share capital or any capital redemption reserve fund.

DKW/999999-/27195171v1

10

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 18 Offices and Places of Business Subject to the prov i sions of the Statute , the Company may by resolution of the Directors change the location of its Reg i stered Office. The Company may , i11 addition to its Registered Office , maintain such other offices or places of business as the Direct.ors determine . 19 General Meetings 19. 1 All general meetings other than annual general meetings shall be called extraordinary general meetings . 19 . 2 he Company may, but shall not (unless required by the Statute) be ob l iged to, in each year hold a general meet i ng as its annual general meeting , and shall specify the meeting as such in the notices calling i t Any annual general meeting shall be held at such time and place as the Directors shal l appoint and if no other tfme and place is prescribed by them , it sha l l be held at the Registered Office on the second Wednesday i n December of each year at ten o'c l ock I n the morning . At these meetings the r , eport of the D i rectors ( i f any) shall be presented . 19 . 3 The Directors may call general meetings , and they shall on a Members' requisition forthwith proceed to convene an extraordinary genera l meeting of the Company. 1'9.4 A Members ' requis i tion is a requisition of Members holding at the date of depos i t of the requisition not less than ten per cent. in par va l ue of the i ssued Shares which as at that date carry the r i ght to vote at general meetings of the Company . 19 . 5 The Members' requisit i on must state the objects of the meeting and must be signed by the requis · ltionists arid deposited at the Registered Office , and may consist of severa ' I documents 1 in l ike form each signed by one or more requisitionists . 19 . 6 If there are no Directors as at the date of the deposit of the Members' requisition or i f the Directora do not within twenty - one days from the date of the deposit of the Members' requisition du l y proceed to convene a general meeting to be held within a further twenty - one days , the requlsition i sts , or any of them representing mor , e than one-half of the tota l voting rrghts of all of the requisltionists, may themselves convene a general meeting , but any meeting so convened shall be held no later than the day which fal l s three months after the expiration of the said twenty  one day period . 19.7 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors . 20 Notice of General Meetings 20.1 At least five clear days 1 notice shall be given of any general meeting . Every notice sha l l ' specify the p l ace, the day and the hour of the meeting and the general nature of the bus i ness to be conducted at the general meeting and shall be g i ven i n the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company , provided that a general meeting of the Company shaH , whether or not the notice spec i fied in this Article has been given and DKW/999999-/2 71 951 71 v1 1 1

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013

Assistant Registrar

whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2 The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21 Proceedings at General Meetings

21.1 No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2 A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3 A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4 If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5 The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present

DKW/999999-/27195171v1

12

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST within fifteen m i nutes after the time appointed for the meeting to commence, oir is unwilling to act , the Directors present shall elect one of their number to be cha ir man of the meet i ng . 21.6 I f no Director i s willing to act as chairman o r If no Director is present within fifteen minutes after the time appo i nted for the meeting to commence , the Members present shall choose one of their number to be cha i rman of the meeting . 21 . 7 The chairman may , with the consent of a meet i ng at which a quorum is present (and shall i f so directed by the meeting) adjourn the meeting from time to time and from place to place , but no business sha'II be transacted at any adjourned meeting other than the business left 1mfinished .at the meeting from wlh ' ch the adjournment took place . 21 . 8 When a general meeting is adjourned for thirty days or more , notice of the adjourned meeting shall be g iv en as in the case of an orig i nal meeting . otherwise it shall not be necessary to g i ve any such notice of an adjourned meeting . 21.9 A reso lu t i on put to the vote of the meeting shall be decided on a show of hands un l ess befo r- e , or on the declaration of the r esult of , the show of hands , the chairman demands a poll, or any o~her Member or Members co l l ective l y present in person or by proxy (or in the case of a co o r ation or other non - natural perso , by its du ly authorised representative or proxy) and holding at feast ten per cent. in par value of lhe Shares g i ving , a right to attend and vote at the meeting demand a poll . 21.10 Unless a poll i s du l y demanded and the demand i s not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously , or by a particular majority , or lost or not carried by a particular majority , an entry to that effect in the minutes of t he proceedings O • f the meeting shall l be conclusive evidence of that fact without proof o f the number or proport i on of the votes recorded in favour of or against such reso l ut i on . 21 . 11 The demand for a po ll may be withdrawn . 21.12 Except on a . pol l demanded on the e l ecti - on of a chairman or on a q ue stion of adjournmen t , a pol l shall i be taken as the chairman directs, and the result of the poll shal l be deemed to be the reso lu tion of the general meeting at which the poll was demanded . 21 . 13 A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthw i th . A poll demanded on any other question shal l be taken at such date, time and place as the cha i rman of the general meeting directs , and any bus i ness other than that upo n w h ich a poll has been demanded or i s con ti ngen t thereon may proceed pend in g the taking of the poll. 21.14 In the case of an equa l rty of votes , whether on . a show o hands or on a poll, . the cha · rman shall be entitled to a 1 second o.r casting vote . OKW/999 99 -S-/2719 51 71v 1 13

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 22 Votes of Members 22 . 1 Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an ind iv idua l) is present in person or by proxy or, if a corporation or otller non- natural person is present by its dury authorised represe ntative or by proxy, sha ' II have one vote and on a poll every Member present in any suet, manner shall have one vote for every Share of which he is the holder. 22.2 I n the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or , in the case of a corporation or other non-natural person, by its duly authorised re 1 presentative or proxy} , shan oo accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the hofders stand in the Register of Members . 22.3 A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction i n lunacy , may vote , whether on a show of hands or on a poll, by his comm i r ttee, receiver , curator bonis , or other person on such Membe s behalf appointed by that court , and any such committee , receiver, curator bonis or other person may vote by proxy . 22 . . 4 No pe rson shall be entitled to vote at any genera l meeting unless he is registered' as a Member on the record date for sucl'l meeting nor unress all calls or other monies then payable by h im in respect of Shares have been paid . 22.5 No objection shall oo ra ised as to the qualification of any voter except at the general meeting or adjourned g , enera.l meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shal'I be valid . Any objection made in due time In accordance w i th th i s Article shall be referred to the chairman whose decision shall be final and conclusive . 22 . 6 On a poll or on a show of hands votes may be cast either personally or by proxy (or i n the case of a corporation or other non- natural person by i ts duly authorised representative or proxy} . A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting . Where a Member appo : ints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes. 22.7 On a poll, a Member holding more than one Share need not cast the vot es in respect of h is Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or aga inst a reso lution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more i nstruments may vote a Share or some or all of the Shares in respect of which he is appointed ei1her for or aga i nst a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed . DKW/'99~7195171vt 14

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 23 Proxies 23 . 1 The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointer is a corporation or other non natural person, under the hand of its du ly authorised representative . A proxy need not be a Member . 23 . 2 The Dir-ectors may , in the notice convening any meeting or adjourned meeting , or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later t han the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appo i nted for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote. 23.3 The chairman may i n any event at his discret i on declare that an instrument of proxy shall be deemed to have been duly deposited. An instr ument of proxy that is not deposited in the manner permitted, • Or wh i ch has not beer, declared to have been duly deposited by the chairman , shall be invalld . 23 . 4 The instrument appointing a proxy may be in any usual or common fo11T1 (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked . An instrument appointing a proxy shall be deemed to inciude the power to demand or join or concur i n demanding a poll. 23 . 5 Votes g i ven in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the princ ipa l or revocat io n of tl1e proxy or of the author i ty under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given un ' l ess notloe in writing of such death, insa n i ty , revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy . 24 Corporate Members Any corporation or other non-natural person which is a Member may in accordance with i ts constitutional documents, or in the absence of such provision by resolution of its directors or other govern i ng body , authorise such person as it thinks fit to act as its representative at any meet in g of the Company or of any class of Members, and the person so authorised shall be entitled to exercise ~he same powers on behalf of the corporation which he represents as the corpora ion could exercise if i t were an individual Membe r. 'DKW/999999./27195 17 1 V 1

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 26 Shares that May Not be Voted Shares in the Company that are beneficially owned by the Company shall not be voted, . di r ectly or indirectly , at any meet i ng and shall not be counted in determining t h e total number of outstand i ng Shares at any given time . 26 Director There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Or-d i nary Reso l ution increase or reduce the l i mits i n the numbe r of Directors , The first D i rectors of the Company sha l l be determined i in wTitlng by, or appointed by a resolution of , the Subscriber . 27 Powers of Directors 27.1 Subject to the prov i sions of the Stat ut e, the Memorandum and the Articles and to any d i rect i ons given by Specia l Resolution , the business of the Company shall be managed by t he Directors who may exercise all the powers of the Company . No alterat i o n of the M emorandum or Articles a nd no such d i rection shall invalidate any prior act of the Directors which woul d have been va l i d if that a.Iteration had not been made or t hat direction had not been given . A duly convened meeting of Directors at whi , ch a quorum is present may exercise all powers exercisable by the Directors . 27 . 2 All cheques , promissory notes , drafts, bills o f exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed , drawn, accepted , endorsed or otherwise executed as the case may be i n such manner as the Directors sha ll determ in e by resolution . 27 . 3 The Directors on behalf of the Company may pay a gratuity or pension or alrowance on retirement to any Director who has held any other sa l aried office or p lac e of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity , pension or allowance . 27.4 The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncaUed capital or any part thereof and t o issue debentures, debenture stock , mortgages , bonds and other such secur i ties whether outright or as secur i ty for any deb t , lt abi lity or obligation of the Co mp any or of any third party . 28 Appointment and Removal of Directors 28 . 1 The Company may by Ordinary Resolution appo i nt any person to be a D i rector or may by Ordinary Resolution remove . any Director . 28 . 2 The Directors may appoint any person to be a Director , eithe r to fi ll a vacancy or as an add i tiona l Director p r ovided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors . OKW/999-999-127195 1 71v 1 16

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 29 Vacation of Offic • e of D i rector The office of a Director shall be vacated if: (a) the Director gives notice in writing to the Company that he resigns t h e office of Director ; or (b} th . e Director absents himsel f (for tha avoidance of doubt. without being repr , esented by proxy or an alternate Director appo in ted by him) from th r ee consecuti v e meetings of the board of Dl ir ectors without specia l leave of absence from the D irect o rs , al'1d the Directors pass a resolution that he has by reason of such absence v acated office ; or (c) the D irecto r dies , becomes bankrupt or makes any arrangement or composi t ion with his cred i tors generally; or (d) t h e Director i s found to be or becomes of unsound mind; or (e) al l l of the other Direc t ors (being not less than two i n number) determine t h at h e should be removed as a Director , either by a resolut i on passed by a l of t h e other Directors at a meeting of the Directors duly convened and held i n accorda n ce w i t h the Artides or by a resolutio111 in wri r ting signed by all of the othe r D irectora . 3 0 Proc ee di n g s of Direc t or s 30 . 1 T h e quorum fo r the transaction of the business of the D i rectors may be fixed by the Directors , and u nless so fixed shall be two if there are two or more D i rectors, and shall be one if there is only one D irec t or . A person who ho l ds office as an alternate Director sha l l, I f his appointor is not present, be counted i n the quorum . A Director w h o a l so acts as a n a lt erna t e Direc t o shall , if h i s appoin t er is n ot present , count twice towards the quo r um . 30 . 2 Subject to the provisions of the Articles , the Directors may regulate their proceedings as they t h i nk fit. Questions aris i ng at any meeting s h all be decided by a majority of v otes . In the case of a n equal i ty of votes , the cha irman shall have a second or casting v o t e . A Director who is also an a l ternate Di r ector sha l l be entitled in the absence of his appoin t er to a separa t e v o t e on beha ' lf of h i s appoi n tor in addition to h i s own vo t e . 30 . 3 A person may part i c i pate in a meeting of the Direc t ors or committee of Directors by conference t elep h one or other commun i cations eq u ipmen t by means of which a ll the persons particlpatrng in the mee t ing can communicate wit h each ot h er a t the same time. Participa t ion by a person i n a meeting in this ma n ne r is treated as presence in person at that meeti n g . U n less otherw i se de t ermined by the D i rectors the meeting shal l be deemed to be h e l d at the p l ace whe r e the cha irman i s located at the start of the meeting . 30.4 A resoluti , on i n w ri ting ( i n one or more counterparts) sig n ed by all the Directors or all the members of a committee of the D irectors or , in the case of a resolution i n writi n g rela t ing t o the r emova l of any Director or the vacation of office by any D irector , all of the Directors ot h er than the Directo r who is the subject of such resolution (an a l ternate Director being enti tl ed to s i gn such a resolution DKW/999999-1'271 95 17 1 v1 1 17

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST on behalf of h i s appolntor and if such alternate Director i s also a Director , being entitled to s i gn such resolut i on both on behalf of h i s appointer and in h i s capacity as a Director) shall be as va li d and effectual as if i t had been passed at a meeting of the Directors, or committee of D i rectors as the case may be , duly convened and held . 30 . 5 A Director or alternate Director may , or other officer of the Company on the direction of a Director or altemate Director shall, call a meeting of the Directors by at least two days' notice i n writing to every Dlir , ector and alternate Director Which notice shall set forth the genera l nature of the business to be considered unless notice is waived , by all the Directors (or their alternates) either at, before or after the meeti111g is held . T o any such not i ce of a meeting of th · e Directors all the provisi : ons of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis . 30 . 6 The continuing Directors (or a sole continu i ng Director, as the case may be) may act notwithstanding any vacancy in their body , but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number , . or of summoning a general meeting of the Company, but for no other pu~pose . 30 . 7 The Directors may elect a chairman of their boal'cl and determine ~he period for which he i s o hold office ; but i , f no such chairman is elected, or if at any meeting , the chairman is no t present within five minutes after the time appointed for the meeting o commence , the Directors present may choose one of their number to be chairman of the meeting . 30.8 All acts done by any meetlng of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appo i ntment of any Director or alternate Director , and/or that they o r any of them were disqualified , and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been dul i y appointed and/or not disqualified to be a Director or alternate Olrector and/or had not vacated ttie i r office and/or had been entitled to vote , as the case may be . 30 . 9 A Director but not an alternate Director may be represented at any meetings of tlrle board of Directors by a proxy appo i nted in writing by him . The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director . 31 Presumption of Assent A Dir-ector or alternate Director who is present at a meeting of the board of Directors at wh i ch action on any Company matter is taken shall be presumed to have assented to the action taken unless h i s dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such act i on with the person acting as the chairman or secretary of the meet i ng before the adjournment thereof or shall forward such dissent by reg i stered post to such person immediately after the adjournment of the meeting . Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action. I DKW/99'9999../27195 17 1 v 1 18

GENERAL REGISTRY CAYMAN ISLANDS
EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013
Assistant Registrar

32 Directors' Interests

32.1 A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2 A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3 A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4 No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5 A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33 Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34 Delegation of Directors' Powers

34.1 The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an

DKW/999999-/27195171v1 19

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST alternate Director may not act as managing director and the appointment of a managing director shaU be revoked forthwith if he ceases to be a Director . Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclus i on of their own powers and any such delegation may be revoked or altered by the Directors . Subject to any such conditions , the proceedings of a committee of Directors shall be governed by the Art icles regulatingi the proceedings of Directors , so far as they are capable of app l ying . 34.2 The Directors may establish any committees , loca l boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Comp , any and may appoint any person to be a member of such committees, local boards or agenaies . Any such appo i ntment may be made subject to any conditions the Directors may impose, and either collaterally with or to • tjhe exclusion of their own powers and any such appointment may be revoked or altered by the Directors . Subject to any such conditions , the proceedings of any such committee , local board or agency shall be governed by the Articles regulating the proceedings of Directors , so far as they are capable of applying . 34 . 3 The Directors may by power of attorney or otherwise .appoint any person to be the agent of the Company on such conditions as the Directors may determine , provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time . 34 . . 4 The Directors may by power of attorney or otherwise appoint any company, firm , perso n or body of persons , whether nominated directly or indirecUy by the Directors , to • be the .attorney or authorised signatory of the Company for such purpose and w it h such powers , authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him . 34.5 The Directors may appotnt such officers of the Company (including , for the avoidance of doubt and without limitation , any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties , and subject to such provisions as to disqualification and removal as the Directors may think fit Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resol ution of the Directors or Members . An officer of the Company may vacate his office at any time if he gives notice in writingi to the Company that he resigns his office . 35 Alternate Directors 35 . 1 Any Director (but not an alternate Director) may by writ i ng appoint any other Director, or any other person willing to act , to be an alternate Director and by writing may remove from office an alternate Director so appointed by him . 35 . 2 An alternate Director shall be entitled to recei ve notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at DKWf999999 • 127195 1 71 v 1 20

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST every such meeting at which the Director appointing him i s not personally present , to sign any written resolution of the Directors , and generally to perform all the functions of his appointer as a Director in his absence. 35 . 3 An alternate D i rector shall cease to be an alternate Directo r if his appointer ceases to be a Director . 35 . 4 Any appo i ntment or removal of an alternate Director shall be by notice to the Company s i gned by the Director mak!ing or revoking the appo i ntment or in any other manner approved by the Directors . 35.5 Subject to the prov i sions of the Articles , a.n alternate Director shall be deemed for al l purposes to be a Director and shall alone be responsible for h i s own acts and defaults and sha ll no be deemed to be the agent of the Director appoint i ng him . 36 No Mi nimum Shareholding The Company in general meeting may fix a minimum shareholdlng required to be he l d by a Director , but unless a n d until such a shareholding qualification i s fixed a Director is not required to hold Shares . 37 Remuneration of Directors 37 .1 The remuneration to be paid to the Directors, i f any , shall be such remuner-a ti on as the Directors shall determine . The Directors sha l l a l so be ent i tled to be paid all travel li ng, hote l and other expenses property incurred by them in connection with the ir attendance at meetings of Di r ectors or committees of Directors , or general meetings of the Company , or separate meetings of the holders of any class of Shares or debentures of the Company , or otherwise in connection with the business of the Company or the discharge of the ir duties as a Director, . or to rece i ve a fixed al low ance in respect thereo f as may be dete r mined by the Directors, or a combination partly of one such method and partly the othe r. 37.2 . The Directors may by resolution approve add i tional remunerat i on to any Director for any serices wh i ch in the op i nion of the Directors go beyond h i s ord i nary routine work as a Director . Any fees paid to a Director who is also counsel , attorney or so l i citor to the Company, or otherwise seives it in a profess i onal capacity shall be in addition to his remuneration as a Director . 38 Seal 38.1 The Company may , if t h e Directors so determine, have a Seal. The Seal shall only be used by the authority of the D irec ors o r of a comm i ttee of the D i rectors authorised by the Directors . E very Instrument to , Which the Seal has been affirxed shaU be signed by at l east one person who shall be e i ther a Director or some officer of the Company or other person appointed by the Directors fo r the pu r pose . 38 . 2 The Company may have for use in any place o r places outs i de the Cayman Islands a duplicate Seal or Seals each of which shall be a facsim il e of the common Seal of the Company and , if the D KW/999999-/ 271 951 71 v1 21

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013

Assistant Registrar

Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3 A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39 Dividends, Distributions and Reserve

39.1 Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

39.2 Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3 The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4 The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5 Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6 The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

DKW/999999-/27195171v1 22

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013

Assistant Registrar

39.7 Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8 No Dividend or other distribution shall bear interest against the Company.

39.9 Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40 Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41 Books of Account

41.1 The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

DKW/999999-/27195171v1

23

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST 41 .2 The Directors shal determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and lbooks of the Company or any of them shall be open to the inspecUon of Members not being Directors and no Member (not being a Director) shall have any right. of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting. 41.3 The Direct- ors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law. 42 Audit 42.1 The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Direc ors determine. 42.2 Every Auditor of the Company shall have a rlght of access at . all times to the books and accounts and vouchers of the Company and shall be entitled to require from tne Directors and officers of the Company such information and ex:planatiion as may be irnecessary for the performance of the duties of the Auditor. 42.3 Auditors shall,. if so required by the Directors, make a report on the accounts of the Company during their tenLJre of office at the next annual , g, eneral meeting following their appointment in the case of a company which is registered with ~he Registrar of Companies as an ordinary company, and at the next extraordinary general meeting folllowingi their appointment. in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any othe:r time during their term of office, upon r- equest of the Dire, ctors or any general meeting of the Members. 43 Nlotiees 43.1 Notices shall be in writing and may be given by the Company to .any Member either persona ly or by sending it by courier, post, cab.le, tel'ex, fax or e-mai1 I to, h'm or to his address as shown i,n the Register of Members (or where the notice is given by e-mail by sending it to thee-mall address provided by such Member),. Any notice, if post.ed from one country to another, is to be sent by airmail. 43.2 Where a notice is sent by courier. servi- ce of the notioe shall be deemed to be effected by delivery of the notice to a oourier company, and shall be deemed to have been received on the third day -(not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered t. o the courier. Where a notice is sent by post, service of the notice shall be deemed to b-e effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) followil!'llg ~he day on which the notice was posted. Wher, e a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effectedi b-y properly addressing and sending such notice and shall be deemed to have been reoeived on the DKW/999999-/2719-5171 v1 24

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013

Assistant Registrar

same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3 A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4 Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44 Winding Up

44.1 If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a) if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b) if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2 If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the

DKW/999999-/27195171v1 25

Uploaded: 14-Jun-2013 11:24 EST

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST whole or any part of such assets in trustees upon such trusts for the benefit of the Membe s as the liquidator, with the like sanction, shall think fit , but so that no Member shall be compelled to accept any asset upon which there is a l iabi li ty. 45 Indemnity and Insurance 45.1 Every Director and officer of the Company (which for the avoidance of doubt, sha l l not inc l ude auditors of the Company) , together with every former Director and former officer of the Company (each an " Indemnified Person") shall be indemnified out of the assets of the Company against any liabi lity, action , proceeding, claim , demand , costs , damages or expenses , inciluding legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out the i r functio ns other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person . No person shall be found to have committed actual fraud or wilful defau l t under this Article unless or until a court of competent ju r isdiction sha ll have made a finding to that effect. 45 . 2 The Company shall advance to each Indemnified Person reasonable attorneys ' fees and other costs and expenses incurred in connection with the defence of any actl.on, suit, proceed ing or investigation involving such Indemnified Person for which indemnity will or could be sought. I n connect i on with any advance of any expenses hereunder , the lnd'emnified Person shall execute an undertak ing to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Perso n was not entitled to indemnification pursuant to this Article . I f i t sha ll be determined by a final judgment or other final adjudication that such Indemn ified Person was not entitled to in demnification with respect to such judgment, costs or expenses , then such party shal l not be indemnified with respect to such judgment, costs or expenses and any . advancement shall be returned to the Company (without interest) by the Indemnified Person. 45 . 3 The Directors , on behalf of the Company, may purchase and maintain insurance for the benefit of any Dir , ector or other officer of the Company against any liabi li ty which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default , breach of duty or breach of trust of which such person may be guilty in relat ion to the Company . 46 Financial Year Unless the Directors otherwise prescribe, the financial year of the Company shall end on 30th September in each year and, following the yea:r of incorporation, shall begin on 1st October in each , year. 47 Transfer by Way of Continuation If t he Company is exemp ted as defined in the Statute , it shall , subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of OKW/'999999-/27195 1 71v1 26

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST continuation as a body corporate under the laws of any jurisdiction outs i de the Cayman lsl l ands and to be dereg!stered in the Cayman Islands . 48 Merger and Con olidation5 The Company shall , with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such tenns as the Directors may determine . DKW/'999ffl-/2 7 195 1 71v 1 27

EXEMPTED Company Registered and filed as No. 00278569 On 14-Jun-2013 Assistant Registrar Uploaded: 14-Jun-2013 11:24 EST Dated this 14th day of J une 2013 . Maples Corpo r ate Serv i ces Lim i t e d of PO Box 309, Ugland House Grand Cayman KY1 - 1104 Cayman I slands acting by : Jani d/ii) Rosemanie Lamb e rt Witness to the above s i gnatures DKW/999999-1271 95171 v 1 28